Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2020 RESULTS

DALLAS--(BUSINESS WIRE)—May 11, 2020-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today the financial and operating results for the first quarter of 2020. For the quarter, the Company generated a net loss of $183 million, or $0.45 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $66 million or $0.16 per diluted share for the first quarter of 2020.

FIRST QUARTER 2020 HIGHLIGHTS

•
Net Production(2) - 66,300 barrels of oil equivalent per day (boepd) with sales of 43,700 boepd, resulting in a material net underlift position of approximately 1.7 million barrels of oil equivalent (boe)

•	Revenues - $178 million

•	Realized oil and gas revenues, including the impact of hedging program - $47.77 per boe

•	Production expense - $62 million, or $15.50 per boe

•	General and administrative expenses - $21 million, $12 million cash expense and $9 million non-cash equity based compensation expense

•	Capital expenditure - $84 million

In addition to the timing mismatch between production and the lifting of cargos, the first quarter was impacted by non-cash asset impairments and restructuring charges of $169 million. These charges were partly reduced by a mark-to-market gain of $136 million, offset by a $12 million cash settlement related to the Company’s oil derivative contracts. The company also incurred non-cash deferred tax expense related to a valuation allowance against deferred tax assets and the increased market value of the hedges, totaling $72 million.

As of the quarter end and including recently executed hedges, Kosmos has approximately 20.2 million barrels of oil hedged covering 2020 and 2021 including Brent and LLS based hedges. The company’s oil hedge position was restructured in early April to provide further downside protection to lower oil prices through 2020.

Kosmos exited the first quarter of 2020 with approximately $677 million of liquidity and $1.97 billion of net debt. In accordance with our normal banking requirements, in early April Kosmos successfully completed the re-determination of its reserve-based lending facility, voluntarily reducing its facility commitments from $1.6 billion to $1.5 billion. The reduction in facility size and borrowing base, reduced liquidity in early April by $100 million.

Commenting on the company’s 1Q 2020 performance and the current COVID-19 situation, Chairman and Chief Executive Officer Andrew G. Inglis said: “COVID-19 has created unprecedented disruption across the world, which has resulted in historically low and volatile prices. During this challenging period, the health and safety of our employees and contractors continues to be our primary concern, while ensuring the strength of our balance sheet is maintained.

Kosmos' operations performed well during the first quarter with production across our three hubs in line or at the top end of expectations. Our differentiated portfolio of low-cost, low decline conventional assets is well positioned to withstand the lower price environment we are in today.

In response to the volatile market conditions, we have taken decisive actions to protect the business in 2020 and position it for increased activity in 2021. These measures include materially reducing costs and restructuring our hedging portfolio. We completed our RBL re-determination in difficult market conditions in April and have no near-term debt maturities.

We look forward to building a self-funded gas business in Mauritania and Senegal and progressing our high-quality portfolio of ILX and basin-opening exploration prospects for 2021.”

OPERATIONAL UPDATE

COVID-19 and Oil Price Response

The COVID-19 pandemic, its economic impact, and the recent oil price collapse are creating a challenging environment for the oil and gas sector. In these unprecedented times, Kosmos remains focused on safe and reliable operations by protecting the health of our employees, reducing the risk of the virus spreading in our operations, and minimizing the impact on our business.

Production

Total net production in the first quarter of 2020 averaged approximately 66,300 boepd(2), at the upper end of guidance.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico was unaffected by COVID-19 and averaged approximately 28,300 boepd net (80% oil) during the first quarter, at the top end of guidance. The strong performance was primarily due to better than expected performance at Odd Job and Kodiak. During the first quarter, Kosmos recorded approximately $10 million of exploration expense related to the unsuccessful Oldfield-1 well.

As a result of current market conditions, the operator of the Delta House host platform in the U.S. Gulf of Mexico has chosen to shut-in the facility during the month of May 2020 and accelerate planned maintenance. While the majority of our fields have a positive operating margin at $10 HLS, the shut-in of Delta House will impact second quarter production by approximately 5,500 boepd (net) from fields processed through this facility. In addition, we will temporarily shut-in approximately 1,500 boepd (net) at other facilities during 2Q, resulting in approximately 7,000 boepd of net Kosmos production shut-in during the second quarter. We currently expect the shut-ins to last through the end of May, however timing will depend on future market conditions. The shut-in of fields in the U.S. Gulf of Mexico occurs on a seasonal basis as a result of hurricanes and based on this experience we do not expect any damage to the reservoirs.

Full year net production guidance in the U.S. Gulf of Mexico is expected at the lower end of the of 24,000-28,000 boepd range assuming the shut-ins last through May.

Ghana

Production in Ghana was unaffected by COVID-19 and averaged approximately 26,500 barrels of oil per day (bopd) net in the first quarter of 2020, slightly ahead of expectations. As forecasted, Kosmos lifted one cargo from Ghana during the first quarter. Full year guidance of ten cargos remains intact.

The Jubilee gas enhancement project was successfully completed in February with subsequent production rates of around 90,000 bopd being achieved. The operator is also increasing water injection capacity from two pumps, which is expected to provide the necessary pressure to support the reservoir while providing redundancy with a third pump available as needed. In addition, we have seen consistent gas offtake from the Ghana National Gas Company of around 90,000-100,000 mscf/d, which should help maintain higher oil production in the future.

On TEN, the field is currently producing over 50,000 bopd. The Ntomme-09 producer well has been drilled successfully and completion operations are now underway with the well scheduled to come online later this quarter.

Full year net production guidance in Ghana of 27,000-29,000 bopd is unchanged.

Equatorial Guinea

Production in Equatorial Guinea was unaffected by COVID-19 and averaged approximately 11,600 bopd net in the first quarter of 2020. Kosmos lifted 0.5 cargos from Equatorial Guinea during the quarter, which was lower than quarterly guidance of one cargo due to an operational lifting issue, which pushed half a cargo from late-March into early April. Full year net production guidance of 11,000-13,000 bopd and cargo guidance of 4.5 cargos is unchanged.

Mauritania & Senegal

Phase 1 of the Greater Tortue Ahmeyim project located offshore Mauritania and Senegal is now approximately 33% complete. However, the breakwater installation has been disrupted as a result of COVID-19 mitigation measures, meaning a delay to the project of approximately 12 months. This delay has resulted in a significant reduction in activity and budgeted spend in 2020, and the BP development carry is now expected to last through 2020 with remaining project capex spread over 2021, 2022 and 2023.

As previously announced, on February 11, 2020, Kosmos and its partners signed a Sale and Purchase Agreement (SPA) with BP Gas Marketing Limited for 2.45 million tonnes per annum of liquified natural gas from Phase 1 of the project for an initial term of up to 20 years. Signing the SPA allowed Kosmos to book approximately 100 mmboe of proven reserves associated with the project.

The planned sell down process of our interests in Mauritania and Senegal is ongoing with remote management presentations supported by virtual data rooms.

Cost Reductions

In response to current market volatility, Kosmos has identified capital reductions in the base business of around 40% from discretionary expenditure largely from exploration activities in the Gulf of Mexico, our basin-opening exploration portfolio, and other non-critical work that does not impact safety and asset integrity. The company is now targeting base business capital expenditures of $200-$225 million in 2020, while keeping 2020 production within the range of previous guidance and with minimal expected impact on 2021 production.

Kosmos has taken steps with the operators of our producing assets to target a reduction in operating expenses of approximately $2-3 per barrel in 2020. In addition, Kosmos is reducing cash general and administrative (G&A) costs in 2020 by approximately 40%, through a reduction in headcount, no planned employee cash bonuses and other identified reductions.

These capital, operating and G&A cost reductions lower the company’s costs for 2020 by approximately $250 million, or 30% in total.

Dividend

In March, the Board of Directors of the company made the decision to suspend the dividend, which will result in cash savings in 2020 of approximately $57 million.

Impairments

Kosmos has booked asset impairments in the first quarter totaling $151 million. These impairments are largely related to the Kodiak and Tornado fields in the Gulf of Mexico and are due to the change in the oil prices since Kosmos acquired the assets in late 2018. The impairments represent around 10% of the total consideration paid for Deep Gulf Energy at the time.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2020 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-3982. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial 1-201-493-678. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable exploration program balanced between proven basin infrastructure-led exploration (Equatorial Guinea and U.S. Gulf of Mexico), emerging basins (Mauritania, Senegal and Suriname) and frontier basins (Namibia, Sao Tome and Principe, and South Africa). Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2018 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, Change in restricted cash, and certain other items that may affect the comparability of results. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the Facility and Corporate revolver less cash and cash equivalents and restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues and other income:
Oil and gas revenue	$177,780	$296,790
Other income, net	1	—
Total revenues and other income	177,781	296,790

Costs and expenses:
Oil and gas production	61,603	79,799
Facilities insurance modifications, net	8,038	(20,021)
Exploration expenses	44,605	30,344
General and administrative	20,911	35,908
Depletion, depreciation and amortization	93,302	118,095
Impairment of long-lived assets	150,820	—
Interest and other financing costs, net	27,835	35,041
Derivatives, net	(136,038)	77,085
Other expenses, net	23,929	2,119
Total costs and expenses	295,005	358,370

Loss before income taxes	(117,224)	(61,580)
Income tax expense (benefit)	65,543	(8,674)
Net loss	$(182,767)	$(52,906)

Net loss per share:
Basic	$(0.45)	$(0.13)
Diluted	$(0.45)	$(0.13)

Weighted average number of shares used to compute net loss per share:
Basic	404,759	401,164
Diluted	404,759	401,164

Dividends declared per common share	$0.0452	$0.0452

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$126,507	$224,502
Receivables, net	202,402	174,293
Other current assets	285,606	167,762
Total current assets	614,515	566,557

Property and equipment, net	3,442,937	3,642,332
Other non-current assets	126,510	108,343
Total assets	$4,183,962	$4,317,232

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$228,492	$149,483
Accrued liabilities	267,758	380,704
Other current liabilities	19,587	8,914
Total current liabilities	515,837	539,101

Long-term liabilities:
Long-term debt, net	2,059,929	2,008,063
Deferred tax liabilities	692,618	653,221
Other non-current liabilities	270,430	275,145
Total long-term liabilities	3,022,977	2,936,429

Total stockholders’ equity	645,148	841,702
Total liabilities and stockholders’ equity	$4,183,962	$4,317,232

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2020	2019
Operating activities:
Net loss	$(182,767)	$(52,906)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	95,585	120,482
Deferred income taxes	72,177	(39,833)
Unsuccessful well costs and leasehold impairments	19,228	5,506
Impairment of long-lived assets	150,820	—
Change in fair value of derivatives	(136,322)	73,807
Cash settlements on derivatives, net(1)	9,016	(3,576)
Equity-based compensation	9,346	8,441
Other	3,974	4,981
Changes in assets and liabilities:
Net changes in working capital	(58,020)	(134,249)
Net cash used in operating activities	(16,963)	(17,347)

Investing activities
Oil and gas assets	(83,716)	(78,377)
Other property	(1,537)	(1,071)
Proceeds on sale of assets	1,713	—
Notes receivable from partners	(23,983)	—
Net cash used in investing activities	(107,523)	(79,448)

Financing activities:
Borrowings on long-term debt	50,000	175,000
Payments on long-term debt	—	(100,000)
Purchase of treasury stock / tax withholdings	(4,947)	(1,980)
Dividends	(19,156)	(18,147)
Deferred financing costs	—	(1,160)
Net cash provided by financing activities	25,897	53,713

Net decrease in cash, cash equivalents and restricted cash	(98,589)	(43,082)
Cash, cash equivalents and restricted cash at beginning of period	229,346	185,616
Cash, cash equivalents and restricted cash at end of period	$130,757	$142,534

(1)	Cash settlements on commodity hedges were $12.0 million and $(7.3) million for the three ended March 31, 2020 and 2019, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three months ended		Twelve Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020
Net loss	$(182,767)	$(52,906)	$(185,638)
Exploration expenses	44,605	30,344	195,216
Facilities insurance modifications, net	8,038	(20,021)	3,805
Depletion, depreciation and amortization	93,302	118,095	539,068
Impairment of long-lived assets	150,820	—	150,820
Equity-based compensation	9,346	8,441	33,275
Derivatives, net	(136,038)	77,085	(141,238)
Cash settlements on commodity derivatives	12,018	(7,289)	(17,034)
Restructuring and other	18,023	187	45,186
Other, net	3,091	(14)	7,254
Gain on sale of assets	—	—	(10,528)
Interest and other financing costs, net	27,835	35,041	147,868
Income tax expense (benefit)	65,543	(8,674)	155,111
EBITDAX	$113,816	$180,289	$923,165

Kosmos Energy Ltd.
Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net loss	$(182,767)	$(52,906)

Derivatives, net	(136,038)	77,085
Cash settlements on commodity derivatives	12,018	(7,289)
Facilities insurance modifications, net	8,038	(20,021)
Impairment of long-lived assets	150,820	—
Restructuring and other	18,023	187
Other, net	3,091	(14)
Total selected items before tax	55,952	49,948

Income tax expense (benefit) on adjustments(1)	34,464	(20,041)
Impact of valuation adjustments and U.S. tax law changes	26,001	—
Adjusted net loss	$(66,350)	$(22,999)

Net loss per diluted share	$(0.45)	$(0.13)

Derivatives, net	(0.34)	0.19
Cash settlements on commodity derivatives	0.03	(0.02)
Facilities insurance modifications, net	0.02	(0.05)
Impairment of long-lived assets	0.37	—
Restructuring and other	0.04	—
Other, net	0.01	—
Total selected items before tax	0.13	0.12

Income tax expense (benefit) on adjustments(1)	0.09	(0.05)
Impact of valuation adjustments and U.S. tax law changes	0.07	—
Adjusted net loss per diluted share	$(0.16)	$(0.06)

Weighted average number of diluted shares	404,759	401,164

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2020	2019
Reconciliation of net cash provided by operating activities to free cash flow:
Net cash used in operating activities	$(16,963)	$(17,347)
Net cash used in investing activities	(107,523)	(79,448)
Other cash used in financing activities(1)	(4,947)	(3,140)
Change in restricted cash	594	3,990
Free cash flow (before dividends)	$(128,839)	$(95,945)

(1)	Amounts consist of costs related to deferred financing costs and the purchase of treasury stock.

Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net Volume Sold
Oil (MMBbl)	3.450	4.690
Gas (MMcf)	1.982	1.801
NGL (MMBbl)	0.193	0.113
Total (MMBoe)	3.973	5.103
Total (Boepd)	43,659	56,077

Revenue
Oil sales	$171,916	$290,864
Gas sales	3,719	3,662
NGL sales	2,145	2,264
Total sales	177,780	296,790
Cash settlements on commodity derivatives	12,018	(7,289)
Realized revenue	$189,798	$289,501

Oil and Gas Production Costs	$61,603	$79,799

Sales per Bbl/Mcf/Boe
Oil sales per Bbl	$49.83	$62.02
Gas sales per Mcf	1.88	2.03
NGL sales per Bbl	11.11	20.13
Total sales per Boe	44.74	58.16
Cash settlements on commodity derivatives per oil Bbl(1)	3.48	(1.55)
Realized revenue per Boe(2)	47.77	56.73

Oil and gas production costs per Boe	$15.50	$15.64

(1)	Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

(2)
Realized revenue includes revenue from Kosmos, Equatorial Guinea (equity method investment), and Cash settlements on commodity derivatives; on a per Boe basis realized revenue is calculated using the total Net Volume Sold from both Kosmos and Equatorial Guinea.

Kosmos was underlifted by approximately 1,737 thousand barrels as of March 31, 2020.

Hedging Summary
As of March 31, 2020(1)
(Unaudited)

			Weighted Average Price per Bbl
	Index	MBbl	Floor(2)	Sold Put	Ceiling
2020:
Restructured trades remaining	Dated Brent	1,167	$58.65	$49.82	$80.18
Swaps with sold puts	Dated Brent	2,000	35.00	25.00	—
Swaps	Dated Brent	7,033	42.67	—	—
Swaps	Argus LLS	4,000	29.98	—	—
2021:
Swaps with sold puts	Dated Brent	6,000	$53.52	$41.77	$—

(1)	Please see the Company’s filed 10-K for full disclosure on hedging material. Includes hedging position as of March 31, 2020 and hedges added since year-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 7.0 MMBbls of sold (short) calls with a strike price of $81.23 per Bbl in 2020 and 6.0 MMBbls of sold (short) calls with a strike price of $71.67 per Bbl in 2021.

2020 Guidance

	Previous FY 2020 Guidance	Updated FY 2020 Guidance

Production(1)	62,000 - 70,000 boe per day	62,000 - 70,000 boe per day

Opex	$14.50 - $16.50 per boe	$12.00 - $14.00 per boe

DD&A	$22.00 - $24.00 per boe	$20.00 - $22.00 per boe

G&A(2)	$115 - $125 million	$80-90 million

Exploration Expense(3)	~$120 million	~$60 million

Net Interest	$26 - $30 million per quarter	$26 - $30 million per quarter

Tax	$2.00 - $4.00 per boe	$2.00 - $4.00 per boe

Base Business Capex	$325 - $375 million in FY 2020	$200 - $225 million in FY 2020

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.

(1)	2Q 2020 cargos forecast - Ghana: 3 cargos / Equatorial Guinea 1.5 cargos. FY 2020 Ghana: 10 cargos / Equatorial Guinea 4.5 cargos. Average cargo sizes 950,000 barrels of oil.

(2)	G&A - Approximately 60% cash.

(3)	Excludes dry hole expense of approximately $10 million in 1Q 2020 related to Oldfield.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com